SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549





                                 FORM 8-K/A

                               CURRENT REPORT





                       Pursuant to Section 13 or 15(d)
                   of the Securities Exchange Act of 1934





                                July 30, 1997
                              (Date of report)




                           STAR TECHNOLOGIES, INC.
           (Exact name of registrant as specified in its charter)





            Delaware                      0-13318               93-0794452
(State or other jurisdiction of    (Commission File No.)     (I.R.S. employer
incorporation or organization)                             identification no.)




                                515 Shaw Road
                          Sterling, Virginia  20166
                  (Address of principal executive offices)
                                 (Zip Code)




                               (703) 689-4400
            (Registrant's telephone number, including area code)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

      (b)  Pro Forma Financial Information


                  STAR TECHNOLOGIES, INC. AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


    The following unaudited pro forma consolidated financial information gives effect to the July 30, 1997 acquisition of certain assets and liabilities of Intrafed Inc. (the "Acquisition Transaction") and the July 30, 1997 disposition of the Medical Information Systems ("MIMS") Technology (the "Disposition Transaction").

    In the Acquisition Transaction, PowerScan, Inc. ("PowerScan"), a wholly-owned subsidiary of Star Technologies, Inc. ("Star" or the "Company"), acquired from Intrafed, Inc. ("Intrafed") intellectual property related to the PowerScan (R) and StageWorks (R) software products, and certain related fixed assets, inventory, contracts and licenses, and assumed certain liabilities, including those under customer maintenance contracts. At closing, the consideration paid to Intrafed was $1,880,000 in cash and 1.3 million shares of Star common stock, with up to an additional 1.3 million shares issuable to Intrafed based upon the future performance of PowerScan.

    In the Disposition Transaction, Star sold its MIMS technology, including the Image Management Server and Film Image Scan System software, to CompuRAD, Inc. ("CompuRAD"). The selling price included 100,000 shares of CompuRAD common stock, valued at approximately $575,000, and possible future payments of up to approximately $850,000 on software sales by CompuRAD of the MIMS technology for a five-year period commencing July 30, 1997.

    The unaudited pro forma consolidated statement of financial position has been prepared as if the Acquisition Transaction and the Disposition Transaction were consummated as of June 30, 1997. The unaudited pro forma consolidated statements of operations for the year ended March 31, 1997 and for the three months ended June 30, 1997, give effect to the transactions as if each was completed as of April 1, 1996 and combines Star's and Intrafed's statements of operations for each of those periods.

    This method of combining historical financial statements for the preparation of the pro forma consolidated financial information is for presentation only. Actual statements of operations of Star will reflect the operating results including both the Acquisition Transaction and the Disposition Transaction from the closing date of the transactions with no retroactive adjustments. The unaudited pro forma consolidated financial information is provided for illustrative purposes only and is not necessarily indicative of the consolidated financial position or consolidated results of operations that would have been reported had the transactions occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position or results of operations for any future period. The unaudited pro forma consolidated financial information should be read in conjunction with the historical financial statements and accompanying notes of Star and Intrafed.

                           STAR TECHNOLOGIES, INC.
          UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED MARCH 31, 1997
                    (In thousands, except per share data)


                                                                  Disposition
                                                 Acquisition      Transaction
                           ----Historical----    Transaction      Adjustments    Pro Forma
                              Star   Intrafed    Adjustments          (3)          Star

Revenue                    $ 1,247   $ 3,398           $  -           $  (34)    $4,611

Cost of revenue              1,218     1,184              -               (7)     2,395

Gross margin                    29     2,214              -              (27)     2,216

Operating expenses
  Research and development   1,130     1,071              -             (650)     1,551
  Sales and marketing          952     1,207              -             (606)     1,553
  General and
    administrative           2,248     1,407            (26) 2(c)        (25)     3,604
                                                             2(d)
                                                             2(e)
                                                             2(f)

                             4,330     3,685            (26)          (1,281)     6,708 2(i)

Operating income (loss)     (4,301)   (1,471)            26            1,254     (4,492)

Interest income (expense)      574      (406)           312 2(g)           -        480
                                                            2(h)
Other income (expense)       6,362       (29)             -                -      6,333

Net income (loss)          $ 2,635   $(1,906)          $338           $1,254     $2,321
                           =======   =======     ==========       ==========     ======

Earnings (loss) per share:
  Primary                  $   .63                                               $  .58
  Fully diluted            $   .58                                               $  .53

Weighted average shares
    outstanding:
  Primary                   19,873                                               21,173
  Fully diluted             21,985                                               23,285





      See accompanying notes to unaudited pro forma consolidated financial statements.

                                  STAR TECHNOLOGIES, INC.
                  UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                              THREE MONTHS ENDED JUNE 30, 1997
                           (In thousands, except per share data)


                                                                   Disposition
                                                   Acquisition     Transaction
                           ----Historical----      Transaction     Adjustments     Pro Forma
                              Star   Intrafed      Adjustments         (3)           Star

Revenue                    $   169   $ 1,220         $  -               $    -     $  1,389
                           -------   -------       ------          -----------     --------
Cost of revenue                137       461            -                    -          598
                           -------   -------       ------          -----------
Gross margin                    32       759            -                    -          791
                           -------   -------       ------          -----------
Operating expenses
  Research and development     227       238            -                 (149)         316
  Sales and marketing          216       314            -                 (129)         401
  General and
    administrative             357       130           92 2(d)2(e)          (8)         571
                           -------   -------       ------          -----------
                               800       682           92                 (286)       1,288
                           -------   -------       ------          -----------
Operating income (loss)       (768)       77          (92)                 286         (497)

Interest income (expense)       66       (65)          41                    -           42
Other income (expense)           -         1            -                    -            1
                           -------   -------       ------          -----------
Net income (loss)          $  (702)  $    13         $(51)              $  286     $   (454)
                           =======   =======       ======          ===========     ========

Earnings (loss) per share:
  Primary                  $  (.04)                                                $   (.02)
  Fully diluted            $  (.04)                                                $   (.02)

Weighted average shares
    outstanding
  Primary                   19,857                                                   21,157
  Fully diluted             21,938                                                   23,238







      See accompanying notes to unaudited pro forma consolidated financial statements.

                                  STAR TECHNOLOGIES, INC.
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                       JUNE 30, 1997
                                       (In thousands)

                                                  ----------Intrafed----------   Acquisition   Disposition
                                                            Adjus-               Transaction   Transaction
                                     Historical   Histor-    ments       As      Adjustments   Adjustments   Pro Forma
                                        Star       ical      2(a)     Acquired      2(b)           (3)          Star

Assets
Current assets
  Cash                                   $   43   $  525    $  (525)     $   -      $     -           $  -      $   43
  Short-term investments                  4,799        -          -          -       (1,880)             -       2,919
  Accounts receivable, net                   85       92        (92)         -            -              -          85
  Other current assets, net                 117      233       (145)        88            -              -         205
                                     ----------   ------    -------   --------   ----------    -----------   ---------
    Total current assets                  5,044      850       (762)        88       (1,880)             -       3,252

Property and equipment, net                 245      330          -        330           52            (86)        541
Intangible and other assets                  35       37        (17)        20        2,450            575       3,080
                                     ----------   ------    -------   --------   ----------    -----------   ---------

    Total assets                         $5,324   $1,217    $  (779)     $ 438      $   622           $489      $6,873
                                     ==========   ======    =======   ========   ===========   ===========   =========

Liabilities and stockholders' equity (deficit)
Current liabilities
  Accounts payable                       $  152   $1,035    $(1,035)         -      $   236           $  -      $  388
  Accrued payroll and related
    benefits                                248       57        (57)         -            -              -         248
  Other accrued liabilities                 225      703       (204)       499            -              -         724
  Current portion of long-term debt
    and capital lease obligations             -    3,474     (3,474)         -            -              -           -
                                     ----------   ------    -------   --------   ----------    -----------   ---------
    Total current liabilities               625    5,269     (4,770)       499          236              -       1,360

Long-term debt and capital lease
  obligation, net of current portion          -      216       (216)         -            -              -           -
                                     ----------   ------    -------   --------   ----------    -----------   ---------
Total liabilities                           625    5,485     (4,986)       499          236              -       1,360
                                     ----------   ------    -------   --------   ----------    -----------   ---------
Stockholders' equity (deficit)            4,699   (4,268)     4,207        (61)          61            489       5,513
                                                                                        325
                                     ----------   ------    -------   --------   ----------    -----------   ---------
    Total liabilities and
      stockholders' equity (deficit)     $5,324   $1,217    $  (779)     $ 438      $   622           $489      $6,873
                                     ==========   ======    =======   ========   ==========    ===========   =========




      See accompanying notes to unaudited pro forma consolidated financial statements.

                  STAR TECHNOLOGIES, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


    The pro forma consolidated statement of operations for the year ended March 31, 1997 includes an updated Intrafed statement of operations, as Intrafed reported its results of operations on a calendar year basis. This updating was performed by adding the results for the three months ended March 31, 1997 to the results for the year ended December 31, 1996 and by deducting the results for the three-month period ended March 31, 1996.


NOTE 1 - Purchase Price of Assets Acquired and Liabilities Assumed

    The purchase price of the assets acquired from Intrafed is computed as follows:

     Cash consideration                                    $1,880
     Estimated fair value of common stock issued              325
     Estimated transaction costs                              236
                                                           ------
                                                           $2,441
                                                           ======

     The purchase price is expected to be allocated as follows:

     Current assets                                        $   88
     Property and equipment                                   382
     Other assets                                              20
     Patents and trademarks                                   150
     Goodwill                                               2,300
     Liabilities assumed                                     (499)
                                                           ------
                                                           $2,441
                                                           ======

     The allocation of the purchase price to tangible and identifiable assets was based on management's preliminary estimate of the fair value of those assets. The final estimation of the fair value of assets and liabilities assumed may result in differences in the final allocation of the purchase price.


NOTE 2 - Pro Forma Adjustments - Acquisition Transaction

     The following pro forma adjustments have been made to the unaudited pro forma consolidated financial information:

     (a) Reflects the elimination of Intrafed assets not acquired and liabilities not assumed.

     (b) Reflects the cash paid and the fair value of Star common stock issued as consideration in the Acquisition Transaction, the preliminary allocation of the purchase price to the assets acquired and liabilities assumed, and the elimination of Intrafed's historical equity. The closing price of Star common stock on July 30, 1997 was used to value the common stock issued. Goodwill will be amortized on a straight-line basis over an 8-year period. In the event that additional shares of Star common stock are issued as a result of the future performance of PowerScan, goodwill resulting from the acquisition and related amortization expense will increase.

     (c) Reflects the elimination of $212,000 of expenses incurred by Intrafed for the year ended March 31, 1997 on behalf of an entity under the common control of Intrafed's sole shareholder. The Company did not acquire any of the assets or liabilities of this affiliate of Intrafed.

     (d) Reflects the increase in compensation of a former Intrafed executive retained by the Company, based on an employment agreement entered into in connection with the Acquisition Transaction. The increase totalled $50,000 for the year ended March 31, 1997 and $13,000 for the three months ended June 30, 1997.

     (e) Reflects amortization of goodwill on a straight-line basis over an 8-year period, depreciation on a straight-line basis over a 5-year period of the write up to estimated fair market value of property and equipment acquired, and amortization of patents and trademarks acquired on a straight-line basis over an 8-year period. Collectively, this amortization and depreciation totalled $313,000 for the year ended March 31, 1997 and $79,000 for the three months ended June 30, 1997.

     (f) Reflects the elimination of Intrafed's historical amortization and write-off of deferred debt financing costs. During the year ended March 31, 1997, Intrafed defaulted on its long-term obligations and, accordingly, wrote off $177,000 of unamortized loan origination fees.

     (g) Reflects the elimination of Intrafed's historical interest expense of $406,000 for the year ended March 31, 1997 and $29,000 for the three months ended June 30, 1997.

     (h) Reflects the elimination of a portion of historical interest income on the Company's short-term investments as a result of the cash consideration paid in the Acquisition Transaction, assuming a 5% rate of return on such investments. The interest income eliminated totalled $94,000 for the year ended March 31, 1997 and $24,000 for the three months ended June 30, 1997.

     (i) The accompanying unaudited pro forma consolidated statements of operations do not reflect any reductions in operating expenses associated with the integration of the Company and the PowerScan business. The Company intends to eliminate certain duplicate functions and take advantage of other operational synergies in integrating the businesses. Additionally, the accompanying statements include certain general and administrative and research and development expenses incurred in connection with the Company's former business line, medical imaging, which expenses are not expected to recur. Such costs are primarily related to reductions of facility space and personnel levels. The Company estimates that on a combined basis a total of $1.3 million of operating expenses incurred in the year ended March 31, 1997 will be eliminated. However, no assurances can be given that the businesses will be successfully integrated or that operational synergies will be achieved to the extent expected by management, if at all, or that the expected cost savings will be achieved.

          In addition, during the year ended March 31, 1997, Intrafed incurred termination costs relating to a certain office lease of approximately $129,000 which management of the Company believes to be nonrecurring. Such costs are included in the accompanying unaudited pro forma consolidated statement of operations for the year ended March 31, 1997.


NOTE 3 - Pro Forma Adjustments - Disposition Transaction

     Pro forma adjustments have been made to the unaudited pro forma consolidated financial information to reflect the elimination of historical revenues and expenses associated with the MIMS technology business, the disposition of MIMS-related assets, and the CompuRAD stock in consideration thereof. The gain on the sale of MIMS technology of approximately $489,000 recognized by the Company as a result of the Disposition Transaction is not reflected in the accompanying unaudited pro forma consolidated statements of operations.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits (con't.)

            (a)   Financial Statements of Business Acquired.



                                       INTRAFED, INC.
                             CONDENSED STATEMENTS OF OPERATIONS

                                         (Unaudited)


                                                                Six Months Ended
                                                                    June 30,

                                                               1997           1996

Sales                                                       $1,948,609     $2,153,514

Cost of sales                                                  629,039        929,782
                                                            ----------     ----------
Gross margin                                                 1,319,570      1,223,732
                                                            ----------     ----------
Operating expenses
  General and administrative                                   223,373        625,998
  Research and development                                     481,898        547,012
  Selling and marketing                                        563,829        703,465
                                                            ----------     ----------
    Total operating expenses                                 1,269,100      1,876,475
                                                            ----------     ----------
Operating income (loss)                                         50,470       (652,743)
                                                            ----------     ----------
Other income (expense)
  Interest expense, net of interest income of $1,317          (128,325)      (174,446)
    and $4,939
  Miscellaneous                                                 (4,696)        (7,142)
                                                            ----------     ----------
    Total other expense                                       (133,021)      (181,588)
                                                            ----------     ----------
Loss before income taxes                                       (82,551)      (834,331)

Income taxes                                                         -              -
                                                            ----------     ----------
Net loss                                                    $  (82,551)    $ (834,331)
                                                            ==========     ==========











                  See accompanying notes to condensed financial statements.

                                       INTRAFED, INC.
                                  CONDENSED BALANCE SHEET

                                        (Unaudited)

                                                                           June 30,
Assets                                                                       1997


Current assets
  Cash                                                                    $  525,187
  Accounts receivable, less allowance of $163,728
    for uncollectible accounts                                                91,791
  Inventory                                                                   75,373
  Prepaid expenses                                                           157,561
  Receivable from affiliate                                                        -
                                                                          ----------
Total current assets                                                         849,912
                                                                          ----------
Property and equipment
  Computer hardware and software                                             612,058
  Furniture and fixtures                                                      96,927
  Office equipment                                                           411,429
  Vehicles                                                                    60,655
                                                                          ----------
  Less accumulated depreciation                                            1,181,069
                                                                            (851,298)
                                                                          ----------
Net property and equipment                                                   329,771
                                                                          ----------
Other
  Intangible assets, less accumulated amortization of $18,577                 17,215
  Other assets                                                                20,010
                                                                          ----------
Total other assets                                                            37,225
                                                                          ----------
Total assets                                                              $1,216,908
                                                                          ==========















                 See accompanying notes to condensed financial statements.

                                       INTRAFED, INC.
                                  CONDENSED BALANCE SHEET

                                        (Unaudited)

                                                                           June 30,
                                                                              1997

Liabilities and Stockholder's Deficit


Current liabilities
  Accounts payable                                                        $ 1,034,535
  Accrued expenses                                                            210,563
  Deferred revenue                                                            550,226
  Current portion of long-term debt                                         3,384,726
  Current portion of capital lease                                             88,486
                                                                          -----------

Total current liabilities                                                   5,268,536
                                                                          -----------
Long-term liabilities
  Long-term debt, less current portion                                         12,497
  Long-term portion of capital lease                                          203,951
                                                                          -----------
Total long-term liabilities                                                   216,448
                                                                          -----------
Total liabilities                                                           5,484,984

Stockholder's deficit                                                      (4,268,076)
                                                                          -----------
Total liabilities and stockholder's deficit                               $ 1,216,908
                                                                          ===========


















                 See accompanying notes to condensed financial statements.

                                       INTRAFED, INC.
                             CONDENSED STATEMENTS OF CASH FLOWS

                                         (Unaudited)

                                                                   Six Months Ended
                                                                       June 30,
                                                                  1997           1996

Operating activities
  Net loss                                                     $  (82,551)   $ (834,331)
  Adjustments to reconcile net loss
    to net cash provided by operating activities
      Depreciation and amortization                               120,286       148,821
      Amortization of discount related to stock warrants                -        10,000
      Provision for doubtful accounts                               8,591             -

  Changes in operating assets and liabilities
    (Increase) decrease in assets
      Accounts receivable                                         451,432       130,449
      Inventory                                                    23,954        54,331
      Refundable income taxes                                           -        47,077
      Prepaid expenses and other current assets                   (53,628)      131,090
      Receivables from affiliate                                        -       (11,870)

    Increase (decrease) in liabilities
      Accounts payable                                             67,344        23,905
      Accrued expenses                                            (68,694)      (95,970)
      Deferred revenue                                             18,223       247,137
                                                               ----------    ----------
Net cash provided by (used in) operating activities               484,957      (149,361)
                                                               ----------    ----------
Investing activities
  Capital expenditures                                             (9,372)      (46,916)
  Increase in intangible assets                                         -       (22,700)
                                                               ----------    ----------
Net cash used in investing activities                              (9,372)      (69,616)
                                                               ----------    ----------
Financing activities
  Principal payments on long-term debt                           (134,180)       (3,033)
                                                               ----------    ----------
Net cash provided by financing activities                        (134,180)       (3,033)
                                                               ----------    ----------
Net increase (decrease) in cash                                   341,405      (222,010)

Cash, beginning of period                                         183,782       246,816
                                                               ----------    ----------
Cash, end of period                                            $  525,187    $   24,806
                                                               ==========    ==========


                  See accompanying notes to condensed financial statements.

                               INTRAFED, INC.
                   NOTES TO CONDENSED FINANCIAL STATEMENTS


NOTE 1 - Financial Information

     The interim financial statements presented herein are unaudited. They reflect all adjustments that, in the opinion of management, are necessary to fairly present financial position and results of operations of Intrafed, Inc. ("Intrafed") for the interim periods presented. All such adjustments are of a normal, recurring nature. The results of operations for the six-month period ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire fiscal year.


NOTE  2 - Subsequent Event

     On July 30, 1997, Intrafed sold to PowerScan, Inc. ("PowerScan"), a wholly-owned subsidiary of Star Technologies, Inc. ("Star"), intellectual property related to the PowerScan (R) and StageWorks (R) software products, and certain related fixed assets, inventory, contracts and licenses, and certain liabilities, including those under customer maintenance contracts.

     The consideration received was $1.9 million in cash and up to 2.6 million shares of Star common stock, of which 1.3 million shares were issued at closing. A portion of the stock consideration will be issued to Intrafed based upon the future performance of PowerScan. The 1.3 million shares of Star common stock issued at the closing of the acquisition are being held in escrow to secure Intrafed's indemnification obligations to PowerScan under the Asset Purchase Agreement between PowerScan and
Intrafed.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits (con't.)

          (c)  Exhibits

  * 2.1 Asset Purchase Agreement dated July 30, 1997 between PowerScan Inc. and Intrafed, Inc., incorporated by reference from the exhibit filing to the Company's Current Report on Form 8-K dated July 30, 1997 (Registration No. 0-13318) filed with the Commission on August 14, 1997

  * 2.2 Employment Agreement dated July 30, 1997 between Star Technologies, Inc., PowerScan, Inc. and John R. Meshinsky, incorporated by reference from the exhibit filing to the Company's Current Report on Form 8-K dated July 30, 1997 (Registration No. 0-13318) filed with the Commission on August 14, 1997

  * 2.3 Technology Purchase Agreement dated July 30, 1997 between Star Technologies, Inc. and CompuRAD, Inc., incorporated by reference from the exhibit filing to the Company's Current Report on Form 8-K dated July 30, 1997 (Registration No. 0-13318) filed with the Commission on August 14, 1997

   23.1   Consent of BDO Seidman, LLP, independent auditors

** 27.1   Financial Data Schedule





 * Incorporated by reference.
** Not required for this filing.

                                  SIGNATURE


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                STAR TECHNOLOGIES, INC.



Dated:  October 7, 1997                         By /s/ Brenda A. Potosnak
                                                Brenda A. Potosnak
                                                Vice President of Finance and
                                                Administration, Secretary,
                                                Treasurer and Chief Financial
                                                Officer

                                 EXHIBIT INDEX


Exhibit
Number                              Description


  *2.1 Asset Purchase Agreement dated July 30, 1997 between PowerScan Inc. and Intrafed, Inc., incorporated by reference from the exhibit filing to the Company's Current Report on Form 8-K dated July 30, 1997 (Registration No. 0-13318) filed with the Commission on August 14, 1997

  *2.2 Employment Agreement dated July 30, 1997 between Star Technologies, Inc., PowerScan, Inc. and John R. Meshinsky, incorporated by reference from the exhibit filing to the Company's Current Report on Form 8-K dated July 30, 1997 (Registration No. 0-13318) filed with the Commission on August 14, 1997

  *2.3 Technology Purchase Agreement dated July 30, 1997 between Star Technologies, Inc. and CompuRAD, Inc., incorporated by reference from the exhibit filing to the Company's Current Report on Form 8-K dated July 30, 1997 (Registration No. 0-13318) filed with the Commission on August 14, 1997

  23.1    Consent of BDO Seidman, LLP, independent auditors

**27.1    Financial Data Schedule





 * Incorporated by reference.
** Not required for this filing.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits (con't.)
         (a)  Financial Statements of Business Acquired (Con't.).

                                                                INTRAFED INC.

                               Financial Statements and Supplemental Material
                                       Years Ended December 31, 1996 and 1995






                                                  BDO

                                                  BDO Seidman, LLP
                                                  Accountants and Consultants

                                                                INTRAFED INC.

                                                                     Contents


Independent Auditors' Report                                                3

Financial Statements

    Balance sheets                                                          4

    Statements of operations and accumulated deficit                        5

    Statements of cash flows                                              6-7

    Summary of accounting policies                                       8-10

    Notes to financial statements                                       11-17

Supplemental Material

    Independent auditors' report on supplemental material                  18

    Schedules of general and administrative expenses                       19

    Schedules of research and development expenses                         20

    Schedules of selling and marketing expenses                            21

BDO            BDO Seidman, LLP             1129 20th Street, N.W., Suite 500
               Accountants and Consultants               Washington, DC 20036
                                                    Telephone: (202) 496-1700
                                                          Fax: (202) 496-1717


Independent Auditors' Report

INTRAFED INC.
Bethesda, Maryland


We have audited the accompanying balance sheets of INTRAFED INC. as of December 31, 1996 and 1995 and the related statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of INTRAFED INC. at December 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a significant working capital deficit and requires additional capital to continue its product development and marketing. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                     BDO Seidman, LLP

May 14, 1997

                                                               INTRAFED, INC.

                                                               Balance Sheets


December 31,                                                 1996        1995

Assets (Note 5)

Current
 Cash                                                  $  183,782  $  246,816
 Accounts receivable, less allowance of $163,728 and
  $175,000 for uncollectible accounts (Note 5)            551,814   1,353,581
 Inventory (Notes 2 and 5)                                 99,327     240,345
 Refundable income taxes                                        -      47,077
 Prepaid expenses and other current assets                103,933     257,699
 Receivable from affiliate (Note 3)                             -     221,855

Total current assets                                      938,856   2,367,373

Property and equipment (Notes 5 and 6)
  Computer hardware and software                          616,695     599,804
    Furniture and fixtures                                 96,927      96,927
    Office equipment                                      411,428     365,250
    Vehicles                                               60,655      61,518

                                                        1,185,705   1,123,499
Less accumulated depreciation                             748,603     502,040

Net property and equipment                                437,102     621,459

Other
Software development costs, net (Note 4)                        -           -
 Intangible assets, less accumulated
  amortization of $14,998 and $114,283 (Note 1)            20,794     204,893
 Other assets                                              20,010           -

Total other assets                                         40,804     204,893

                                                       $1,416,762  $3,193,725


                                                                INTRAFED INC.

                                                               Balance Sheets


December 3l,                                                 1996        1995


Liabilities and stockholder's deficit

Current liabilities
 Accounts payable                                     $   967,191  $1,281,050
 Accrued expenses                                         279,257     236,613
 Deferred revenue                                         532,003     385,924
 Current maturities of long-term debt (Note 5)          3,505,079   1,610,804
 Current portion of capital lease (Note 6)                102,313     209,258

Total current liabilities                               5,385,843   3,723,649

Long-term debt, less current portion (Note 5)              12,497   1,454,116
Long-term portion of capital lease (Note 6)               203,951     123,820


Total liabilities                                       5,602,291   5,301,585


Commitments (Notes 6 and 9)

Stockholder's deficit
 Class A common stock, par value $.01 per share;
  authorized 5,000,000 shares, 100,000 shares
  issued and outstanding in 1996 and 1995                   1,000       1,000
 Class B non-voting convertible common stock,
  par value $.01 per share; authorized
  5,000,00O shares, -0- shares
  issued and outstanding in 1996 and 1995                       -           -
 Additional paid-in capital                               356,000     356,000
 Accumulated deficit                                   (4,542,529) (2,464,860)
  Total stockholder's deficit                          (4,185,529) (2,107,860)

                                                      $ 1,416,762  $3,193,725

See accompanying summary of accounting policies and notes to financial statements.


                                                                INTRAFED INC.

                                                 Statements of Operations and
                                                          Accumulated Deficit


Years ended December 31,                                     1996        1995

Sales                                                  $4,124,413  $8,437,075

Cost of sales                                           1,750,752   7,058,191

Gross profit                                            2,373,661   1,378,884

Operating Expenses
 General and administrative expenses                    1,601,195   1,986,062
 Research and development expenses (Note 4)             1,109,158   1,228,556
 Selling and marketing expenses                         1,284,701   1,599,793
Total operating expenses                                3,995,054   4,814,411

Operating loss                                         (1,621,393) (3,435,527)

Other income (expense)

 Interest expense, net of interest income of $9,520
  and $43,404                                            (422,242)   (329,548)
 Miscellaneous                                            (34,034)     19,671

Total other expense                                      (456,276)   (309,877)

Loss before income tax benefit                         (2,077,669) (3,745,404)

Income tax benefit (Note 7)                                     -     378,000

Net loss                                               (2,077,669) (3,367,404)

(Accumulated deficit) retained earnings,
  beginning of year                                    (2,464,860)    902,544

Accumulated deficit, end of year                      $(4,542,529)$(2,464,860)


See accompanying summary of accounting policies and notes to financial statements.


                                                                INTRAFED INC.

                                                     Statements of Cash Flows


Years ended December 31,                                     1996        1995

Operating Activities

 Net loss                                             $(2,077,669)$(3,367,404)

 Adjustments to reconcile net loss to
  net cash provided by operating activities
   Depreciation and amortization                          295,326     714,627
   Amortization of discount related to
    stock warrants                                         70,000      30,000
   Provision for doubtful accounts                        267,031     396,333
   Deferred taxes                                               -    (378,000)
   Loss on disposal of equipment                            3,264      15,197
   Compensation paid via reduction in amount
    due from stockholder                                        -      86,942
   Write-off of capitalized
    software development costs                                  -   1,033,962
   Write-off of intangible assets                         176,303           -
   Changes in operating assets and liabilities
    (Increase) decrease in assets
      Accounts receivable                                 746,889     962,965
      Inventory                                           141,018     318,049
      Refundable income taxes                              47,077     663,380
      Prepaid expenses and other
       current assets                                     153,766     (98,285)
      Receivables from affiliate                            9,702    (221,855)
      Other assets                                        (20,010)          -
    Increase (decrease) in liabilities
      Accounts payable                                   (313,859)   (679,828)
      Accrued expenses                                     42,644     (72,276)
      Deferred revenue                                    146,079      85,977

Net cash used in operating activities                    (312,439)   (510,216)



                                                                INTRAFED INC.

                                                     Statements of Cash Flows


Years ended December 31,                                     1996        1995
Investing activities
 Capital expenditures                                    (137,426)   (241,694)
 Proceeds from sale of equipment                           30,989           -
 Capitalized software development costs                         -    (374,440)
 Increase in intangible assets                                  -     (12,854)

Net cash used in investing activities                    (106,437)   (628,988)

Financing activities
 Borrowings under revolving line of credit                      -     600,000
 Proceeds from issuance of long-term debt                 558,041     339,135
 Principal payments on long-term debt                    (202,199)   (519,527)

Net cash provided by financing activities                 355,842     419,608

Net decrease in cash                                      (63,034)   (719,596)

Cash, beginning of year                                   246,816     966,412

Cash, end of year                                        $183,782    $246,816


See accompanying summary of accounting policies and notes to financial statements.

                                                                INTRAFED INC.

                                               Summary of Accounting Policies


Organization and
Business INTRAFED, Inc. (the "Company") was incorporated on January 7, 1985 in the State of Maryland. The Company develops, markets, licenses and services document capture and image processing systems. The company integrates its software with industry standard hardware and other components to provide high production, turnkey document capture and image processing solutions. Software products produced by the Company include PowerScan(tm) and StageWorks(tm). The company markets its products worldwide through a variety of distribution channels. Over the past two years the Company has transitioned from a systems integrator with imaging products to a software development company that produces shrink-wrapped products.

Revenue
Recognition        Revenue from the sale of computer hardware and software is recognized when the systems are shipped. Customized software revenue is recognized when the software is accepted by the customer. Revenues from integration, installation, and systems training is recognized when the services are performed. Revenue from the sale of maintenance contracts is recognized ratably over the term of the contract.

Concentrations of
Credit Risk        The Company's sales are geographically dispersed throughout the United States. However, a significant portion of these sales, are to customers who are government agencies, or who are prime contractors to the United States government.
                   During 1996 and 1995, approximately 26% and 17% of sales, respectively, were to these customers. The Company's exposure to credit risk is limited to the amount of outstanding accounts receivable at year end. The Company reviews a customer's credit history before extending credit and establishes an allowance for uncollectible accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

Inventory          Inventory is stated at the lower of approximate cost or
                   market.  Cost is determined by the average cost method.
                   Raw materials consist principally of computer hardware used to assemble various integrated imaging systems for customers and spare computer parts for use in servicing systems under

                                                                INTRAFED INC.

                                               Summary of Accounting Policies


                   maintenance contracts. Work-in progress represents partial completion of these systems and includes applicable labor and overhead costs.

Property,
Equipment and
Depreciation       Property and equipment are stated at cost.  Depreciation is computed using the straight-line method over estimated useful lives, ranging from five to seven years. For tax purposes, depreciation is computed using accelerated and straight-line methods.

Software
Development
Costs An integral part of the Company's business activities is the development of software. The Company's policy is to expense the costs incurred prior to the establishment of technological feasibility as research and development costs. The establishment of technological feasibility and the ongoing assessment of recoverability of software development costs requires considerable judgment by management with respect to certain external factors, including anticipated future gross revenue, estimated economic life and changes in technologies.

                   Development costs incurred beyond the point of technological feasibility are capitalized. Amortization begins when the product is available for general release and is computed on a product by product basis over the estimated economic life of one to three years. The Company's policy is to amortize capitalized software costs by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period reported on. It is possible that those estimates of anticipated future gross revenues, the remaining estimated economic life of the product, or both may be reduced in the near term. Software for which capitalized costs are determined to be greater than net realizable value are written down accordingly.

                   Amortization of deferred software development costs is included in cost of sales in the accompanying statements of income and retained earnings. Research and development costs incurred to establish technological feasibility are reflected as operating expenses net of any capitalized development costs

                                                                INTRAFED INC.

                                               Summary of Accounting Policies


                   and amounted to approximately $1,109,158 and $1,228,556 for the years ended December 31, 1996 and 1995, respectively.

Income Taxes       The Company has filed an election with the Internal Revenue
                   Service to convert from C Corporation status to S
                   Corporation status. Accordingly, existing deferred tax assets and liabilities were written off at December 31, 1995. The Company has made no provision for federal, state or local taxes on its income because such taxes are now the obligation of the sole stockholder.

Intangible
Assets Intangible assets consist principally of patents and trademarks which are stated at cost and are amortized on a straight-line basis over their estimated useful lives, not exceeding 5 years. Amortization expense was $7,796 and $87,559 for the years ended December 31, 1996 and 1995, respectively. For the year ended December 31, 1996, the Company wrote off loan origination costs, with a net book value of $176,303. See Note 1.

Use of Estimates   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications  Certain amounts reported in the prior year have been reclassified to conform to the presentation adopted in the current year. The system has no effect upon the previously reported results of operations.


                                           See notes to financial statements.

                                                                INTRAFED INC.

                                                Notes to Financial Statements


1.  Recent
    Events and
    Future
    Prospects      During 1996, the Company ceased making contractual payments on its bank debt and is currently in default under its term loan and revolving credit facility. Accordingly, the net book value of loan origination costs and stock purchase warrants associated with the initial debt instrument of approximately $176,000 and $70,000, respectively, were written off as of December 31, 1996. The Company has hired a financial consultant to help obtain additional financing and negotiate with its current lender to restructure its debt. Various financing alternatives being considered include an equity investment or sale of a controlling interest in the Company to outside investors.

                   The Company has been successful in extending several of its current trade obligations and has reduced operating expenses by cutting back on personnel and related costs as well as reducing rent expenses due to the relocation of its offices. The Company expects sales volume to increase in 1997 due to its transition from being a systems integrator to being more of a software development company that produces shrink-wrapped products.

                   In spite of these improvements however, the Company was still not able to generate positive cash flow from operations for the years ended December 31, 1996 and 1995. As a result, the Company was not able to develop, market, deploy and maintain several of its previously capitalized computer software products. Accordingly, the Company has written of approximately $1,034,000 of capitalized software costs for the year ended December 31, 1995.

                   The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Although the Company has suffered recurring losses from operations, has a significant working capital deficit and requires additional capital to continue its product development and marketing, management believes the Company will continue as a going concern. As discussed above, management is negotiating with its current lender to restructure its debt and is actively pursuing financing from potential investors which will enable it to meet its current obligations and provide funds for continued product development and related marketing. However, there can be no assurance that these activities will be successful.

                                                                INTRAFED INC.

                                                Notes to Financial Statements

2.  Inventory      Inventory consists of the following:

                   December 31,                              1996        1995

                   Raw materials                          $99,327    $220,995
                   On consignment                               -      19,350

                                                          $99,327    $240,345

3.  Transactions
    with
    Affiliate      During the year ended December 31, 1995, the Company's
                   stockholder established an affiliated company in Great
                   Britain. In connection therewith, the Company advanced to the affiliate certain assets totaling $221,855 during the year ended December 31, 1995. During 1996, it was determined that reimbursement for these advances was doubtful. Accordingly, the Company wrote off the remaining balance of $212,153. During the years ended December 31, 1996 and 1995, the Company had sales to the affiliated
                   Company of $47,824 and $159,702, respectively.  At December
                   31, 1996 and 1995, the Company had a trade receivable from the affiliated Company of $58,572 and $954, respectively.

4.  Software
    Development
    Costs Activity related to software development costs consisted of the following during the year ended December 31, 1995:

                   Balance, beginning of year                     $ 1,087,098

                   Costs capitalized                                  374,440

                   Write-offs                                      (1,033,962)

                   Amortization                                      (427,576)


                   Balance, end of year                           $         -

                                                                INTRAFED INC.

                                                Notes to Financial Statements


                   During the year ended December 31, 1995, the Company determined that the net realizable value of its capitalized software development costs had been substantially impaired. Accordingly, the remaining net book value of $1,033,962 was written-off. Due to the drop in sales volume during the year ended December 31, 1996 net realizable value concerns were present with respect to capitalized software development costs. Accordingly, for the year ended December 31, 1996, the Company expensed all research and development costs as incurred.

5.  Long-term      Long-term debt consists of the following:
    Debt

                   December 31,                              1996        1995

                   Term loan(a)                        $1,950,000  $2,000,000

                   Revolving line of credit(a)          1,100,000   1,100,000

                   Note payable in monthly
                    installments of principal
                    plus interest at prime
                    plus 2% (10.25% at December
                    31, 1996), due 1997.                   92,310           -

                   Note payable in monthly
                    installments of principal
                    plus interest at 10.25%,
                    due in September 1997.                351,150           -

                   Note payable, monthly payments of
                    principal plus interest at 7.3%,
                    due in 1998, collateralized by
                    an automobile.                         24,116      34,920

                   Total                                3,517,576   3,134,920

                   Less: discount for warrants                  -      70,000

                   Less: current maturities             3,505,079   1,610,804


                   Net long-term debt                  $   12,497  $1,454,116


                                                                INTRAFED INC.

                                                Notes to Financial Statements


                   (a) In June 1994, the Company entered into a term loan and revolving credit agreement with a Bank. The term loan balance of $2,500,000 is payable in 20 equal quarterly installments of $125,000 commencing January 1, 1995, is due in full on October l, 1999 and is collateralized by a first lien on all assets. Interest accrues monthly at the Bank's base lending rate (defined as the greater of its prime rate or the Federal Funds rate plus 1/2%) plus 2%, effectively 10.25% at December 31, 1996. The loan agreement also allows the term loan to be converted to either a "Base Rate Loan" or an "Eurodollar Loan". The base rate loan accrues interest as defined above; the Eurodollar loan bears interest at a quoted rate plus 3 3/4%.

                   As part of the financing arrangement with the Bank, detachable stock purchase warrants were issued entitling the Bank to purchase 11,111 shares of Class A or Class B common stock. The warrants are exercisable at $.01 per share through June 22, 2004. The warrants have both "put" and "call" options which commence upon the earlier of full repayment of the debt obligation or December 31, 1999.

                   As of December 31, 1994, $100,000 of the proceeds of the term loan was allocated to the detachable stock purchase warrants and reflected as additional paid-in capital in the accompanying financial statements. The related $100,000 discount in the recorded principal amount of the term loan is being amortized as interest expense over the life of the note. Amortization of the discount amounted to $30,000 for the year ended December 31, 1995. The remaining discount of $70,000 was written-off during 1996. See Note l.

                   The revolving line of credit agreement provides for borrowings of up to 85% of the net amount of eligible accounts receivable plus the lesser of $1,000,000 or 50% of eligible inventory, as defined by the financing agreement. Total borrowings under the revolving line of credit may not exceed $2,500,000. Borrowings under the line of credit totaled $1,100,000 at December 31, 1995 and 1996, bear interest at the Bank's base lending rate, as defined, plus 1 1/2%, effectively 9.75% at December 31, 1996.

                                                                INTRAFED INC.

                                                Notes to Financial Statements


                   The financing agreement also allows for a reduction in the accrued interest rate provided that certain levels of capital are obtained. Provisions of the agreement require, among other things, that the Company maintain certain
                   financial ratios and meet specified levels of net worth. The agreement contains further restrictions on distributions of dividends, capital expenditures and additional borrowings.

                   Due to the Company's inability to meet its contractual obligations under the term loan and revolving credit facility the total amount due of $3,050,000 is in default and has been classified as a current obligation.

                   Scheduled maturities of long-term debt at December 31, 1996 are as follows:

                   1997                                            $3,505,079
                   1998                                                12,497
                                                                   $3,517,576

6.  Commitments    Leases

                   The Company leases certain office space and equipment under noncancellable operating leases. As of December 31, 1996 future minimum rental payments required under these leases are as follows:

                   Year ending,          Rental          Sublease      Net
                   December 31,        Commitments        Income    Commitment

                   1997               $  590,138     $ (366,801)   $  223,337
                   1998                  215,178              -       215,178
                   1999                  243,932              -       243,932
                   2000                  240,120              -       240,120
                   2001                  240,120              -       240,120
                   Thereafter            860,430              -       860,430

                   Total              $2,389,918     $ (366,801)   $2,023,117


                                                                INTRAFED INC.

                                                Notes to Financial Statements


                   During the year ended December 31, 1996, the Company moved its office to a new location which it leases under an operating lease agreement expiring in July 2005. In conjunction with this move, the Company, whose existing lease agreement was to expire in November 1999, exercised its right to terminate its existing lease agreement effective November 1997. In addition, the Company subleased its existing office space to a third party under an agreement which also expires in November 1997. Total expense of approximately $129,000 was recognized in 1996 for the lease termination and included the remaining lease payments reduced by the probable sublease income, the termination payment and leasehold improvements.

                   Rental expense for the years ended December 31, 1996 and 1995 totalled $457,457 and $489,204, respectively. Sublease income was $234,728 for the year ended December 31, 1996.

                   The Company also leases certain equipment from a financing company under capital lease agreements. As of December 31, 1996, the Company was in default on these agreements. In April 1997, the Company reached a settlement with the financing company whereby the outstanding balances on the leases plus attorney fees of $28,736 were converted to a $335,000 note bearing interest at 9% per year and payable in monthly installments through July 1999. Scheduled maturities of the note balance as of December 31, 1996 are as follows:

                   1997                                              $102,313
                   1998                                               146,603
                   1999                                                57,348

                                                                     $306,264

                   Employee Benefit Plans

                   The Company has a 401(k) Plan which covers all employees over the age of 21 who work at least 1,000 hours per year. The contributions to the Plan are based on a certain percentage of each dollar contributed by the employee. The Corporation contributed approximately $14,700 and $37,000 for the years ended December 31, 1996 and 1995, respectively.

                                                                INTRAFED INC.

                                                Notes to Financial Statements


7.  Taxes on
    Income The Company filed an election with the Internal Revenue Service to convert from C Corporation status to S Corporation status. Existing deferred tax assets and liabilities were written off, resulting in a deferred tax benefit of $378,000 for the year ended December 31, 1995.

8.  Supplemental
    Cash Flow
    Information    Cash paid for interest during 1996 and 1995 totalled
                   $354,534 and $371,116, respectively. Cash paid for income taxes totalled $3,976 in 1995.

9.  Litigation     The Company is involved in various legal actions arising
                   from the normal course of business. Management does not anticipate any material losses as a result of these proceedings.

                                                        SUPPLEMENTAL MATERIAL

Independent Auditors' Report
on Supplemental Material


Our audits of the basic financial statements included in the preceding section of this report were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental material presented in the following section of this report is presented only for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                             BDO Seidman, LLP
                                                 Certified Public Accountants



Washington, D.C.
May 14, 1997

                                                                INTRAFED INC.

                                                        Supplemental Material
                              Schedule of General and Administrative Expenses


Year ended December 31,                                      1996        1995

Salaries                                               $  474,003  $  911,067
Bad debt expense                                          267,031     396,334
Amortization                                              197,023      87,240
Rent                                                      142,637     122,301
Professional Fees                                         132,786     125,244
Relocation                                                 81,361           -
Depreciation                                               55,524      39,442
Business insurance                                         42,397      30,502
Payroll Taxes                                              37,056      72,739
Outside services                                           34,200           -
Travel                                                     31,747      23,659
Medical Insurance                                          24,314      43,446
Telephone                                                  18,605      27,044
Shipping                                                   16,740      30,961
Office supplies                                            11,396      35,119
Life insurance                                              7,650       8,168
401(k)                                                      5,695      11,913
Temporary labor                                             5,661           -
Miscellaneous                                               5,615         734
Maintenance                                                 4,434       5,422
Postage                                                     2,325       6,507
Dues and subscriptions                                      2,273         617
Education                                                     722       5,317
International                                                   -       2,286

                                                       $1,601,195  $1,986,062

               See accompanying accountants' report on supplemental material.

                                                                INTRAFED INC.

                                                        Supplemental Material
                                Schedule of Research and Development Expenses


Year ended December 31,                                      1996        1995

Salaries                                               $  516,078  $  558,881
Depreciation                                              188,507     113,490
Rent                                                      175,919     171,222
Consultants                                                98,000     193,535
Payroll Taxes                                              40,122      71,019
Medical insurance                                          28,873      42,419
Telephone                                                  22,093      21,476
Office supplies                                            13,533      27,889
Life insurance                                              8,283       7,975
401(k)                                                      6,166      11,631
Maintenance                                                 5,265       4,306
Postage                                                     2,761           -
Dues and subscriptions                                      2,700         490
Education                                                     858       4,223

                                                       $1,109,158  $1,228,556

               See accompanying accountants' report on supplemental material.

                                                                INTRAFED INC.

                                                        Supplemental Material
                                   Schedule of Selling and Marketing Expenses


Year ended December 31,                                      1996        1995

Salaries                                               $  661,609  $  721,797
Rent                                                      118,864      97,841
Commissions                                               100,713     152,498
Travel                                                     70,000      70,000
Trade shows                                                57,699     148,617
Payroll taxes                                              51,723      57,628
Advertising and Public Relations                           46,403     147,002
Depreciation                                               36,160      24,625
Medical insurance                                          33,432      34,420
Telephone                                                  25,581      20,681
Marketing materials                                        17,112      21,784
Office supplies                                            15,670      26,856
Entertainment                                              12,034      14,373
Life insurance                                             10,678       6,471
401(k)                                                      7,949       9,438
Maintenance                                                 6,097       4,146
Temporary labor                                             5,661           -
Postage                                                     3,197           -
Dues and subscriptions                                      3,126         472
Education                                                     993       4,066
Outside services                                                -      37,078

                                                       $1,284,701  $1,599,793

               See accompanying accountants' report on supplemental material.